Investor Solutions Interest Rate Linked Structured Investment Investment Solutions Barclays Filed Pursuant to Rule 433 Registration No. 333-169119 August 7, 2012

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Contents Interest rates – Definitions 3 Traditional fixed and floating rate products 4 Structured Investments 5 CPI floater 8 Callable Range Accrual Structured Investments 10 Non-Inversion Structured Investments 12 Leveraged steepener 14 Callable Capped Floater 16 Callable Inverse Floater 18 This document is intended as educational material for Interest Rate Linked Structured Investments. The examples laid out are only to illustrate the payouts of the Structured Investments and are in no way representative of actual pricing. Investing in Structured Investments involves a number of risks. See “Certain risk considerations” beginning on page 20 of this presentation, and “Risk Factors” in the relevant offering document. Please review the relevant offering documents relating to the products discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

The highly dynamic environment of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return in their portfolios. A growing number of investors are seeking different, sophisticated strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and gain access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Structured Investments may be one way that investors can try to achieve these goals. Structured Investments encompass a variety of structures and terms. The most typical are structured notes and structured certificates of deposit, which consist of a debt security and a bank deposit, respectively, linked to the performance of a reference asset.

Interest rates – Definitions Consumer Price Index (CPI): The Consumer Price Index is an economic indicator calculated monthly by the US Bureau of Labor Statistics; the index measures the cost of a stable basket of goods and services. Growth in the CPI is the most commonly cited measure of price inflation. Federal Funds Rate: The Federal (“Fed”) Funds Rate is the interest rate at which depository institutions (including banks) lend funds to each other at the Federal Reserve, typically overnight. Interest Rate Swap: An Interest Rate Swap is an agreement between two parties where one stream of future interest payments is exchanged for another based on a specified principal amount. Interest Rate Swaps often exchange a fixed payment for a payment that is linked to a variable interest rate (most often LIBOR). London Interbank Offered Rate (LIBOR): LIBOR is the interest rate at which banks lend funds to each other in the London Interbank Market. LIBOR is the most common benchmark used for short-term interest rates. Swap Rates/Constant Maturity Swap Rate (CMS): The Swap Rate is the current fixed rate offered in exchange for the floating LIBOR Rate for a given maturity. Constant Maturity Swap Rates are fixings that reflect the market swap rate for a given maturity and date. Treasuries: Treasuries are bonds issued by the United States Department of the Treasury. Treasuries are backed by the full faith and credit of the US government and are consequently presumed to carry minimal default risk. Treasury Rates/Constant Maturity Treasury Series Rates (CMT): Treasury Rates are the market level (in terms of yield) on actively traded Treasuries in the secondary market. Constant Maturity Treasury Series Rates are fixings that reflect the closing Treasury Rate for a given maturity and date. Yield Curve: The Yield Curve is the relation between interest rates and time to maturity. Yield Curves typically depict either Swap or Treasury Rates. Yield Curve shapes generally respond to changes in overall economic growth, inflation, credit risk, and liquidity as supply and demand changes for rates of different maturities. Interest Rate Linked Structured Investment Investment Solutions | 3

Traditional fixed and floating rate products Investors typically gain exposure to fixed income products through traditional fixed rate and floating rate products, like notes and certificates of deposit. Fixed rate products pay a periodic and predetermined fixed rate of interest over the life of the product, and the original principal invested is returned at maturity, subject to issuer credit risk.* The rate of interest on a fixed rate product is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the product. Investors in traditional fixed rate products are exposed to both the credit of the issuer and the prevailing level of interest rates. Unlike fixed rate products, traditional floating rate products typically pay interest that is tied to an interest rate benchmark such as the London Interbank Offered Rate (LIBOR) plus or minus a fixed spread. The fixed spread to the interest rate benchmark of a floating rate product is a function of the creditworthiness of the issuer, prevailing interest rates and the time to maturity of the product. * Any payment on such Structured Investments, including any principal protection feature, is subject to the creditworthiness of the issuer. Structured Investments are not, either directly or indirectly, an obligation of any third party. 4

What is a Rates Linked Structured Investment? Rates Linked Structured Investments provide investors with a fixed income investment that can be tailored to help meet an investor’s needs, views, and objectives. Rates Linked Structured Investments are often subject to early redemption and/or have variable coupons. To compensate investors for uncertain coupons and the possibility of early redemption, Rates Linked Structured Investments generally provide investors with the opportunity to earn a relatively higher return than comparable fixed or floating rate products that do not contain these features. The main features that are common in Rates Linked Structured products include a combination of (a) a call or early redemption option, (b) coupon contingency and (c) exposure to a reference rate(s). These features are described in detail below. Call options A call feature gives the issuer the right to redeem the Rates Linked Structured Investment before the final maturity date at a predetermined price on a specified date(s). If a Rates Linked Structured Investment is redeemed, investors are paid a prespecified redemption value which is typically par value plus any accrued and unpaid interest. Most callable Rates Linked Structured Investments generally have a lockout or a no-call period during which the Rates Linked Structured Investment cannot be redeemed. The three most common types of call options are European, Bermudan and American. After the lockout period expires, Bermudan options can be exercised on multiple predetermined dates, American options can be exercised at any time, and European options can be exercised only on one predetermined date. Call options expose the investor to reinvestment risk. This means that if a Rates Linked Structured Investment is called in a lower interest rate environment, the investor may not be able to reinvest the proceeds of the called Rates Linked Structured Investment in an instrument that offers a comparable return on investment. To compensate investors for this risk, callable Rates Linked Structured Investments typically offer higher coupon yields than comparable non-callable products. Coupon contingencies The payment of a Rates Linked Structured Investment coupon is often contingent upon certain predefined criteria being met. Typically, payments on Rates Linked Structured Investments are contingent upon the movements of a reference rate such as LIBOR or a CMS Rate. The Rates Linked Structured Investment may require that specified conditions be met only once or it may require that they be met or maintained daily, monthly, etc. Generally, if a Rates Linked Structured Investment’s conditions are satisfied, the specified coupon will be paid in full. However, if the conditions are not met, the investor may receive only a partial coupon or no coupon at all. To compensate investors for the possibility of receiving no coupon or a partial coupon, Rates Linked Structured Investments typically offer the possibility of higher coupons than fixed and floating rate products with comparable maturities and credit ratings. Interest Rate Linked Structured Investment Investment Solutions | 5

Reference rates Interest and principal payments of Rates Linked Structured Investments are subject to issuer credit risk and are often linked to the performance of a prespecified reference rate. Some of the common reference rates include the Consumer Price Index (CPI), Constant Maturity Swap Rate (CMS), and London Interbank Offered Rate (LIBOR). Rates linked structured products can be linked to a combination of reference rates or the spread between two reference rates. Coupon payments linked to the performance of reference rates are typically floored at zero (meaning the minimum coupon is zero). By linking payments to the performance of reference rates, Rates Linked Structured Investments provide investors with an opportunity to express a view on interest rates or other aspects of the economy. Rates Linked Structured Investments linked to the performance of a reference rate(s) have uncertain coupons and/or principal payments. To compensate investors for this uncertainty and the potential for zero or below market returns, Rates Linked Structured Investments provide investors with the chance to earn a higher return compared to more traditional fixed or floating rate products of comparable maturities and credit ratings. 6

Why invest in Structured Investments? Rates Linked Structured Investments can be tailored to meet the needs and objectives of a diverse base of investors. Rates Linked Structured Investments may be used by investors to hedge risks and/or enhance yield. Hedging risks Interest rate movements may impact an investor positively or negatively depending on the investor’s exposure to interest rates. For example, an investor holding a standard floating rate asset (i.e., bond or certificate of deposit) will be impacted negatively if interest rates fall. Alternatively, an investor with a floating rate liability (i.e., mortgage or other loan) will benefit if interest rates fall. The flexibility of Rates Linked Structured Investments provides investors with the opportunity to hedge against their particular interest rate exposure. Enhancing yield Investors willing to take a definitive view on the direction of interest rates may be able to earn a higher return through an investment in Rates Linked Structured Investments than an investment in comparable fixed or floating rate products. Rates Linked Structured Investments provide investors with an opportunity to increase yields by expressing a view on interest rate movements and volatility. Due to their flexibility, Rates Linked Structured Investments can be constructed to express a variety of market views in accordance with an investor’s desired risk/reward profile. Interest Rate Linked Structured Investment Investment Solutions | 7

Rates Linked Structured Investments: Hypothetical examples Some of the common Rates Linked Structured Investments are explained below in greater detail. This document is for educational purposes only, and does not constitute investment advice. The examples laid out are intended only to illustrate the hypothetical payouts of various Rates Linked Structured Investments and are in no way representative of actual pricing. The hypothetical examples are intended to demonstrate how the coupon is calculated under a variety of scenarios. The results below are based solely on the hypothetical examples cited; the hypothetical scenarios and coupons have been chosen arbitrarily for the purpose of these examples and are not indicative of future performance or future pricing. The hypothetical rates described below are not associated with Barclays Research forecasts and should not be taken as indicative of the future performance of interest rates generally. Numbers may have been rounded for ease of analysis. CPI ?oater A CPI floater is a Rates Linked Structured Investment that accrues interest based on the performance of the Consumer Price Index (CPI). CPI is an economic indicator measured by the US Bureau of Labor Statistics. CPI performance is typically measured as the year-over-year percentage change in CPI, with a three-month look back. For example, a coupon paid in December 2008 would be based on the percentage change in CPI from September 2007 to September 2008. CPI floater coupons are typically a function of CPI performance multiplied by a leverage factor plus a fixed spread, floored at zero, although the coupon formula varies from Rates Linked Structured Investment to Rates Linked Structured Investment. CPI floaters are typically non-callable but may be callable. Since CPI is a broad measure of inflation, the payout of a CPI floater increases as inflation increases. Consequently, an investor could buy a CPI floater to hedge against inflation. Investors should consider specific risk/return considerations before investing in CPI floaters. One of the primary risks for an investor in a CPI floater arises from deflation. In the case of the hypothetical example below, the coupon would accrue at 0.00% for each interest period where CPI YoY is less than -1.25%. This example is for illustrative purposes only and does not constitute a guaranteed return or performance. 8

Hypothetical example

Maturity:	5 years*
Reference rate:	CPI YoY (3-Month look back)
Hypothetical fixed spread:	1.50%
Hypothetical leverage factor:	1.20
Coupon:	Leverage Factor x Reference Rate + Fixed Spread; Min: 0.00%
Coupon payment:	Monthly, 30/360 basis

Hypothetical coupon scenarios

Scenario detail	Scenario 1	Scenario 2	Scenario 3
CPI YoY change	-2.00%	2.00%	4.00%
Effective annual coupon	0.00%	3.90%	6.30%

Figure 1: Coupon payoff diagram



12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
Coupon rate
-4.00%
-2.00%
0.00%
2.00%
4.00%
6.00%
8.00%
CPI YoY (%)
Annualized coupon

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity.

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Callable Range Accrual Structured Investments Investors in Callable Range Accrual Structured Investments may be able to earn a higher coupon compared to a comparable fixed rate or floating rate product by taking a view on interest rates. The coupon is contingent upon the performance of a reference rate, typically LIBOR. The coupon would typically accrue daily at a specified fixed rate for each day that the reference rate remains within a specified range, and accrues at 0.00% if the reference rate is outside the range. Most Range Accrual Structured Investments are issued with a call option. The coupon on a Callable Range Accrual Structured Investment would generally be higher than fixed or floating rate products with comparable maturities and credit ratings. This higher coupon reflects the additional risk associated with the Callable Range Accrual Structured Investment’s contingency coupon and call option. Investors should consider specific risk/return considerations before investing in Callable Range Accrual Structured Investments. One of the primary risks for an investor in a Callable Range Accrual Structured Investment arises when the reference rate sets outside the specified range. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00% for each day during the interest period that 6-Month LIBOR sets outside the prespecified range of 0.00%–7.00%. Hypothetical example: 10YNC3M Callable Range Accrual Structured Investment Maturity: 10 years* Hypothetical reference rate: 6-Month LIBOR Hypothetical coupon: 8.00% per annum, accruing each day the reference rate sets within the Hypothetical Range; otherwise accruing at 0.00% per annum Hypothetical range: 0.00%–7.00% Payment: Quarterly, 30/360 basis Call option: 3 months after the original issue date and quarterly thereafter This example is for illustrative purposes only and does not constitute a guaranteed return or performance. * Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity. 10

Hypothetical coupon scenarios Scenario detail Scenario 1 Scenario 2 Scenario 3 6-Month LIBOR sets 6-Month LIBOR sets 6-Month LIBOR sets inside the Hypothetical inside the Hypothetical inside the Hypothetical Description Range for 0.0% of the Range for 75.0% of the Range for 100.0% of the days in the coupon period days in the coupon period days in the coupon period Effective annual coupon 0.00% 6.00% 8.00% iNTEREST RATE Figure 2: Scenario 1 6mLIBOR Barrier Days where no coupon is accrued iNTEREST RATE Figure 3: Scenario 2 6Mlibor bARRIER dAYS WHERE NO COUPON IS ACCRUED iNTEREST RATE This example is for illustrative purposes only and does not constitute a guaranteed return or performance. Interest Rate Linked Structured Investment Investment Solutions | 11

Non-Inversion Structured Investment A Non-Inversion Structured Investment is designed to provide investors with an opportunity to earn a relatively higher coupon compared to a comparable fixed or floating rate product by taking a view on the shape of a particular segment of the Yield Curve. The relatively higher coupon reflects the risks created by the Rates Linked Structured Investment’s callable and contingency features. Coupon payments on a Non-Inversion Rates Linked Structured Investment are contingent upon the shape of a chosen segment of the Yield Curve. In the case of a Non-Inversion Structured Investment, an investor takes the view that the specified segment of the curve will remain steep and not invert. The coupon on a typical Non-Inversion Structured Investment accrues daily at a specified fixed rate for each day that the spread (the difference between two reference rates) of the chosen segment of the Yield Curve remains above 0.00% (segment is steep) and accrues at 0.00% if the spread is negative (segment is inverted) or equal to zero. Most Non-Inversion Structured Investments are issued with a call option. Investors should consider specific risk/return considerations before investing in Non- Inversion Structured Investments. One of the primary risks for an investor in a Non-Inversion Structured Investment arises when the spread (the difference between two reference rates) is equal to or less than zero, because the Yield Curve is inverted. In the case of the hypothetical example set forth below, the coupon would accrue at 0.0% for each day that 2yr CMS sets higher than 10yr CMS. Hypothetical example: 10YNC6M Non-Inversion Structured Investment Maturity: 10 years* Reference rates: 10yr CMS and 2yr CMS (set in advance two days prior to the start of each interest period) Spread: 10yr CMS–2yr CMS Hypothetical coupon: 9.00% accruing when the Spread >0.00; otherwise accruing at 0.00% Payment: Quarterly, 30/360 basis Call option: 6 months after the original issue date and quarterly thereafter This example is for illustrative purposes only and does not constitute a guaranteed return or performance. * Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly signi?cantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity. 12

Hypothetical coupon scenarios Scenario detail Scenario 1 Scenario 2 Scenario 3 Spread sets above 0.00 Spread sets above 0.00 Spread sets above 0.00 Description for 0.0% of the days in for 75.0% of the days in for 100.0% of the days in the coupon period the coupon period the coupon period Effective annual coupon 0.00% 6.75% 9.00% Figure 5: Scenario 1 2Y CMS 10Y CMS Days where no coupon is accrued INTEREST RATE TIME: DAY IN COUPON PERIOD Figure 6: Scenario 2 2ffi ¢ms 10ffi ¢ms DAYS WHERE NO COUPON IS ACCRUED INTEREST RATE TIME: DAY IN COUPON PERIOD Figure 7: Scenario 3 2ffi ¢ms 10ffi ¢ms DAYS WHERE NO COUPON IS ACCRUED INTEREST RATE TIME: DAY IN COUPON PERIOD This example is for illustrative purposes only and does not constitute a guaranteed return or performance. Interest Rate Linked Structured Investment Investment Solutions | 13

Leveraged steepener Leveraged steepeners pay coupons linked to the steepness/spread of a particular segment of the Yield Curve. Interest payments are equal to a spread (the difference between two reference rates) minus a strike (typically 0.00%) multiplied by a leverage factor. If the spread is lower than the strike, typically no coupon is paid. Leveraged steepeners are often callable and typically have coupons floored at 0.00%. The most common reference rate used is the spread between two Constant Maturity Swap Rates. Leveraged steepeners provide investors with the opportunity to profit directly from a steepening of a specific segment of the yield curve. As the curve steepens and the corresponding spread increases accordingly above the strike, the coupon of a leveraged steepener increases. Investors should consider specific risk/return considerations before investing in leveraged steepeners. One of the primary risks for an investor in a leveraged steepener arises when the spread sets below the strike. In the case of the hypothetical example set forth below, the coupon would accrue at 0.00% for each interest period where 2yr CMS is set above 10yr CMS. Hypothetical example: 10YNC3M Maturity: 10 years* Reference rates: 10yr CMS and 2yr CMS (set in advance two days prior to start of each interest period) Spread: 10yr CMS–2yr CMS Hypothetical strike: 0.00% Hypothetical leverage factor: 8 Hypothetical coupon: Leverage Factor x (Spread – Strike); Min: 0.00% Payment: Quarterly, 30/360 basis Call option: 3 months after the original issue date and quarterly thereafter This example is for illustrative purposes only and does not constitute a guaranteed return or performance. * Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly signi?cantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity. 14

Hypothetical coupon scenarios Scenario detail Scenario 1 Scenario 2 Scenario 3 10YCMS–2YCMS -0.50% 0.50% 1.00% Effective annual coupon 0.00% 4.00% 8.00% Figure 8: Coupon payoff diagram ¢OUPON RATE aNNUALIZED COUPON 10ffi¢ms–2ffi¢ms This example is for illustrative purposes only and does not constitute a guaranteed return or performance. Interest Rate Linked Structured Investment Investment Solutions | 15

Callable Capped Floater A Callable Capped Floater (CCF) pays interest periodically or at maturity, which is equal to a reference rate plus a fixed spread. Compared to floating rate products, CCFs are different in two distinct ways: CCFs are callable and CCF interest payments cannot exceed some predetermined level (a “coupon cap”). The coupon cap and callable feature limit the possible upside of the Rates Linked Structured Investment. If the reference rate plus the fixed spread exceeds the coupon cap, the investor would receive a coupon equal to the coupon cap. To compensate investors for the limited upside, CCFs typically pay a higher fixed spread compared to floating rate products linked to the same reference rate. An investor could potentially buy a CCF to protect against a rise in interest rates. As the reference rate increases, the coupon of a CCF increases until the coupon cap is reached. Additionally, an investor could buy a CCF to obtain exposure to a point on the Yield Curve. In the hypothetical example below, an investor would have continuous exposure to the 10-year Swap Rate throughout the term of the note. Investors should consider specific risk/return factors before investing in CCFs. One of the primary risks for an investor in a CCF arises when the reference rate sets at or below zero. In the case of the hypothetical example below, the coupon would accrue at 1.00% for each coupon quarter where the 10-year Swap Rate is set at 0.00% and at 0.00% if the 10-year Swap Rate is set below -1.00%. Hypothetical example: 10YNC1Y CCF Maturity: 10 years* Reference rate: 10yr CMS (set two days prior to the start of an interest period) Hypothetical fixed spread: 1.00% Hypothetical coupon: Reference Rate + Fixed Spread; Min: 0.00%, Max: 7.00% per annum Payment: Quarterly, Act/360 basis Call option: 1 year after the original issue date and quarterly thereafter This example is for illustrative purposes only and does not constitute a guaranteed return or performance. * Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly signi?cantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity. 16

Hypothetical coupon scenarios Scenario detail Scenario 1 Scenario 2 Scenario 3 10YCMS 2.00% 4.00% 8.00% Effective annual coupon 3.00% 5.00% 7.00% Figure 8: Coupon payoff diagram ¢OUPON RATE aNNUALIZED COUPON 10ffi¢ms This example is for illustrative purposes only and does not constitute a guaranteed return or performance. Interest Rate Linked Structured Investment Investment Solutions | 17

Callable Inverse Floater A Callable Inverse Floater (CIF) pays a coupon periodically or at maturity which varies inversely with the specified reference rate. An investor could buy a CIF to protect against a fall in interest rates. As the reference rate falls, the coupon of a CIF increases until the coupon cap is reached. Interest payments are equal to a fixed rate minus the reference rate. For example, in the hypothetical example below, the Rates Linked Structured Investment would pay a coupon equal to the fixed rate of 9.00% minus the reference rate of 3-Month LIBOR. Typically a CIF is callable and its coupons are floored and capped. Investors should consider specific risk/return factors before investing in CIFs. One of the primary risks for an investor in a CIF arises when the reference rate sets above the fixed rate. In the case of the hypothetical example set forth below, the Rates Linked Structured Investment would not pay interest for each interest period where 3-Month LIBOR sets above 9.00%. In addition, interest payments are capped at the fixed rate. Hypothetical example: 7YNC6M Maturity: 7 years* Reference rate: 3-Month LIBOR (set in advance two days prior to start of each interest period) Hypothetical fixed rate: 9.00% Hypothetical coupon: Fixed Rate – Reference Rate; Min: 0.00%, Max: 9.00% per annum Payment: Quarterly, Act/360 basis Call option: 6 months after the original issue date and quarterly thereafter This example is for illustrative purposes only and does not constitute a guaranteed return or performance. * Unless the issuer exercises its right to redeem the Rates Linked Structured Investment before maturity, the Rates Linked Structured Investments are intended to be held to maturity. The investor may receive less, and possibly signi?cantly less, than the amount invested if the investor sells the Rates Linked Structured Investments prior to maturity. Unless earlier redeemed by the issuer at its option, the investor should be willing to hold the Rates Linked Structured Investments until maturity. 18

Hypothetical coupon scenarios Scenario detail Scenario 1 Scenario 2 Scenario 3 3-Month LIBOR 1.00% 5.00% 10.00% Effective annual coupon 8.00% 4.00% 0.00% Figure 8: Coupon payoff diagram ¢OUPON RATE aNNUALIZED COUPON 3-mONTH libor* This example is for illustrative purposes only and does not constitute a guaranteed return or performance. Interest Rate Linked Structured Investment Investment Solutions | 19

Certain risk considerations Some of the risks related to Structured Investments are described below. Before investing in any Structured Investment, you should read the relevant prospectus or disclosure statement for a detailed explanation of the terms, risks, tax treatment and other relevant information of the investment. We also urge you to consult your financial, tax and legal advisors before investing. Credit of issuer The types of Structured Investments detailed in this document are senior unsecured obligations of the issuer, Barclays Bank PLC or Barclays Bank Delaware, as the case may be, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, including any payment of principal, depends on the ability of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, to meet its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, may affect the market value of the Structured Investments. In the event Barclays Bank PLC or Barclays Bank Delaware, as the case may be, were to default on its obligations, you may not receive the amounts owed to you under the terms of the Structured Investments. No rights to the reference asset As a holder of the Structured Investments, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. Limited liquidity You should be willing to hold the Structured Investments to maturity. There may be little or no secondary market for the Structured Investments. Barclays Capital Inc. or other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, intend to make a secondary market in the Structured Investments. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the Structured Investments. If you sell Structured Investments prior to their maturity, you may have to sell them at a substantial loss. Certain built-in costs are likely to adversely affect the value of the Structured Investments prior to maturity The original issue price of the Structured Investments includes the agent’s commission and the cost of hedging our obligations under the Structured Investments. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, will be willing to purchase Structured Investments from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the Structured Investment could result in a substantial loss to you. 20

Your own evaluation of the merits In connection with any purchase of a Structured Investment, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in a Structured Investment before investing. Historical results not indicative of future performance The historical or hypothetical performance of the reference asset should not be taken as an indication of the future performance of the reference asset. It is impossible to predict whether the level, value or price of the reference asset will fall or rise during the term of the Structured Investments, in particular in the environment in recent periods which has been characterized by unprecedented volatility across a wide range of asset classes. Past fluctuations and trends in the reference assets are not necessarily indicative of fluctuations or trends that may occur in the future. Market risk The return, if any, on Structured Investments is dependent on the performance of the reference asset to which it is linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the Structured Investment. Unless your Structured Investment is fully principal protected (in which case, all payments on the Structured Investment are subject to the credit risk of Barclays Bank PLC or Barclays Bank Delaware, as the issuer), if the level, value or price of the reference asset declines, you may lose some or all of your investment at maturity. Price volatility Movements in the levels, values or prices of the reference assets and their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the levels, values or prices of the reference assets will rise or fall during the term of the Structured Investments. Changes in the levels, values or prices of the reference assets will determine the payment on the Structured Investments. Therefore, you may receive less, and potentially substantially less, than the amount you initially invested in the Structured Investments if the levels, values or prices of the reference assets decline. Unless your Structured Investment is fully principal protected (in which case, all payments on the Structured Investment are subject to the credit risk of Barclays Bank PLC or Barclays Bank Delaware, as the issuer), you should be willing and able to bear the loss of some or all of your investment. Interest Rate Linked Structured Investment Investment Solutions | 21

Many unpredictable factors, including economic and market factors, will impact the value of the Structured Investments In addition to the level, value or price of the reference asset on any day, the market value of the Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including • the expected volatility of the reference asset or its underlying components; • the time to maturity of the Structured Investments; • interest and yield rates in the market generally; • a variety of economic, financial, political, regulatory or judicial events; • supply and demand for the Structured Investments; and • the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. Potential conflicts of interests Barclays Bank PLC or Barclays Bank Delaware, as the case may be, or one of its affiliates could serve as the calculation agent for the Structured Investments. The calculation agent will make determinations related to the Structured Investments, including calculating the amounts payable to you under the Structured Investments and making judgments related to the levels, values, prices or any other affected variable under certain circumstances. Conflicts of interest may arise in connection with Barclays Bank PLC or Barclays Bank Delaware, as the case may be, or its affiliates performing the role of calculation agent under the Structured Investment. If the Structured Investment were linked to one or more Barclays’ indices, Barclays Bank PLC would be the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC or Barclays Bank Delaware, as the case may be, is the issuer of the Structured Investments. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Structured Investments into consideration at any time. In addition, Barclays Bank PLC or Barclays Bank Delaware, as the case may be, and its affiliates play a variety of roles in connection with the issuance of the Structured Investments, including hedging its obligations under the Structured Investments. In performing these duties, the economic interests of Barclays Bank PLC and its affiliates are potentially adverse to your interests as an investor in the Structured Investments. 22

The wealth management division of Barclays Capital Inc. (“WIM”), may sell the Structured Investments to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity WIM may offer Structured Investments to its clients and be compensated for doing so. WIM will be acting as agent for Barclays Bank PLC in connection with the distribution of the Structured Investments to you and, as such, its role may create a potential conflict of interest. WIM is not acting as your agent or investment advisor, and is not representing you in any capacity with respect to any purchase of the Structured Investments by you. If you are considering whether to invest in the Structured Investments through WIM, Barclays Bank PLC strongly urges you to seek independent financial and investment advice to assess the merits of such investment. You may receive no interest on Notes that accrue interest at a floating rate, and any interest that accrues may be at a rate that is less than the return you could earn on other investments with a comparable maturity An investment in Notes that accrue interest at a floating rate may expose you to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the applicable interest rate and the possibility that you may receive interest at a low rate or no interest at all. In addition, you may receive a lesser amount of interest than for one or more prior interest periods. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. In addition, the floating rate of interest for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating. The interest payable on your Notes, if any, may be subject to a cap or a maximum interest rate If the interest payable on your Notes, if any, is subject to a cap or a maximum interest rate, the interest rate on the Notes for any interest period will be limited to the specified cap or maximum interest rate. As a result, in the event that the interest rate otherwise calculated for any applicable interest period exceeds the applicable cap or maximum interest rate, your interest payment for the relevant interest period will reflect the cap or maximum interest rate, and you will lose the benefit of any interest payment that would have been payable had such cap or maximum interest rate not been applicable. Callable Notes are subject to redemption at our option Interest Rate Linked Structured Investment Investment Solutions | 23

We may redeem callable Notes prior to their maturity date on the redemption dates specified in the relevant offering documentation for the Notes. If you intend to purchase callable Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes. In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. With respect to Notes with a step-up interest rate, although the interest rate on the Notes will step up during the term of the Notes, you may not benefit from any future increase in the interest rate if the Notes are redeemed prior to the date on which the interest rate is scheduled to increase. If we redeem the Notes prior to the maturity date, accrued interest will be paid on the Notes prior to such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed. Leveraged Steepener Notes and Non-Inversion Notes may pay little or no interest if the spread between the reference rates inverts Interest payable on Notes that are Steepener Notes or Non-Inversion Notes, if any, is based, in part, on the difference between two interest rates, which will often be a long-term interest rate and a short-term interest rate. In most cases, the interest payments, if any, on these Notes will decrease if the spread, which is the difference between the two rates, narrows and will increase if the spread widens. When the spread inverts, which will generally occur when the specified short-term interest rate equals or exceeds the specified long-term interest rate, interest payments on the Notes will decrease and may be zero. Although long-term interest rates tend to directionally follow short-term interest rates, day-to-day movements of long-term interest rates generally are smaller than day-to-day movements of short-term interest rates. As such, when the specified long-term interest rate is greater than the specified short-term interest rate and short-term interest rates rise, the difference between the specified long-term interest rate and the specified short-term interest rate will tend to narrow (the curve of the spread flattens); conversely, if short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Interest payable on these Notes will be greater the wider the spread between the specified long-term interest rate and the specified short-term interest rate (assuming that the specified long-term interest rate is greater). Accordingly, the value of the Notes and the return on your investment will depend substantially on whether, and the extent to which, the specified long-term interest rate exceeds the specified short-term interest rate. Range Accrual Notes accrue no interest on days on which the reference rate falls 24 outside of the specified range Investing in Range Accrual Notes is not equivalent to investing in securities directly linked to the specified reference rate. Instead, the amount of interest payable on the Notes for any interest period is dependent on whether, and the extent to which, during a given interest period, the reference rate is within the specified range. For each calendar day in an interest period on which the reference rate is within the specified range, interest will accrue; conversely, for each calendar day in an interest period on which the reference rate is outside the specified range, no interest will accrue. As a result, if the reference rate is outside the specified range on one or more calendar days during an interest period, then the interest rate for that interest period, and the amount of interest paid on the related interest payment date, will decrease in proportion to the number of calendar days in the interest period that the reference rate is outside the specified range. If, on every calendar day in an interest period, the reference rate is outside the range, then interest will not accrue for that interest period, and you will receive no interest payment on the related interest payment date. If the reference rate is outside the specified range on every calendar day in every interest period throughout the term of the Notes, then you will receive no interest payments on your Notes throughout their term. Earn success with Barclays Barclays Investor Solutions team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We deliver practical solutions that benefit and make sense for our clients, including • All Asset Classes and Structures Under One RoofSM • Commitment to our clients: client service is the foundation for our success Interest Rate Linked Structured Investment Investment Solutions | 25

Disclaimer Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., the Wealth and Investment Management Division of Barclays (“WIM”) or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or WIM sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019. © 2013 Barclays Bank PLC. All Rights Reserved. Contacts For more information, please contact us at Phone: +1 212 528 7198 Email: solutions@barclays.com Website: barx-is.com P0501 | CSNY427951 v11 | March 2013